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Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

            Re: Morgan Stanley Capital I Inc.
                Commercial Mortgage Pass-Through Certificates, Series 2006-TOP23

Ladies and Gentlemen:

         We have acted as special counsel to Morgan Stanley Capital I Inc., a
Delaware corporation, as depositor (the "Depositor"), in connection with the sale of $1,452,456,000 (approximate) aggregate principal balance of Commercial
Mortgage Pass-Through Certificates, Series 2006-TOP23, Class A-1, Class A-2,
Class A-3, Class A-AB, Class A-4, Class A-M and Class A-J Certificates (the
"Publicly Offered Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of August 1, 2006 (the "Pooling and Servicing Agreement"), between the
Depositor, Wells Fargo Bank, National Association, as master servicer (the
"Master Servicer"), ARCap Servicing, Inc., as special servicer (the "Special
Servicer"), LaSalle Bank National Association, as trustee and custodian (the
"Trustee") and Wells Fargo Bank, National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent"). We also have acted as counsel to Morgan Stanley & Co. Incorporated and Bear, Stearns
&Co. Inc., as underwriters (the "Underwriters"), in connection with the sale to the Underwriters of the Publicly Offered Certificates, pursuant to an
Underwriting Agreement, dated July 19, 2006 (the "Underwriting Agreement").

         In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the prospectus supplement dated July 19, 2006 (the "Prospectus Supplement") to the prospectus dated March 14, 2006 (the "Prospectus") and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In rendering our opinion, we have examined the Internal Revenue Code of
1986, as amended, as of the date hereof, the Treasury Regulations promulgated thereunder, judicial decisions, legislative history and such other authorities as we have deemed appropriate. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively.

AUGUST 3, 2006

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         We express no opinion as to any laws other than the federal income tax and, to a limited extent, certain federal estate tax laws of the United States of America as of the date hereof.

         Based upon and subject to the foregoing, it is our opinion that the statements in the Prospectus under the captions "Summary of Prospectus-Tax
Status of the Certificates" and "Federal Income Tax Consequences," and the
Prospectus Supplement under the captions "Summary of Prospectus
Supplement-Additional Aspects of the Certificates-Tax Status" and "Material
Federal Income Tax Consequences," insofar as they purport to summarize certain provisions of specific statutes and regulations referred to therein are accurate summaries in all material respects, based on existing law and the assumptions and subject to the limitations stated therein.

         The foregoing opinion and the discussion contained in the Prospectus under the captions "Summary of Prospectus-Tax Status of the Certificates" and
"Federal Income Tax Consequences," and the Prospectus Supplement under the captions "Summary of Prospectus Supplement-Additional Aspects of the
Certificates-Tax Status" and "Material Federal Income Tax Consequences,"
represent our conclusions as to the application of existing law. Our opinion is not binding on the Internal Revenue Service or the courts and no assurance can be given that the Internal Revenue Service will not assert contrary positions or that the law (including the interpretation thereof) will not change. We express no opinion either as to any matter not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         Any change in applicable law, which may change at any time, or a change in the facts or documents on which our opinion is based, or any inaccuracy in the representations or warranties on which we have relied, may affect the validity of the foregoing opinion. This firm undertakes no obligation to update this opinion in the event that there is either a change in the legal authorities, facts or documents on which this opinion is based, or an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion.

         This letter is furnished only to you, and is for your use in connection with the registration of the Publicly Offered Certificates pursuant to the
Registration Statement on Form S-3 (File No. 33-130684) (the "Registration
Statement") upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This letter may not be used, relied upon, circulated, furnished, quoted or otherwise referred to by any other person, firm or other entity for any purpose without our prior written consent in each instance, which may be granted or withheld in our sole discretion, except that this opinion letter may be relied upon by the investors who purchase the Publicly Offered Certificates pursuant to the Registration Statement. We hereby consent to the filing of this letter as Exhibit 8.3 to the Registration
Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities
Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                               Very truly yours,

                                               /s/ Latham & Watkins LLP